Exhibit 15.1

   October 16, 2002



   Stratus Properties Inc.
   98 San Jacinto Blvd.
   Austin, TX  78701

   Gentlemen:

   We are aware that Stratus Properties Inc. has incorporated by reference in its Registration Statements (File Nos. 33-78798, 333-31059 and 333-52995) its Form 10-Q/A (Amendment No. 1)
   for the quarter ended June 30, 2002, which includes our report dated October 15, 2002 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,


   PricewaterhouseCoopers LLP